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FOR IMMEDIATE RELEASE
February 14, 1995

                      HUBCO, INC. AND URBAN NATIONAL BANK
                       SIGN A DEFINITIVE MERGER AGREEMENT


Mahwah, New Jersey; February 14, 1995 - HUBCO, INC. (NASDAQ:HUBC), and
URBAN NATIONAL BANK announced today the signing of a definitive agreement to merge Urban into Hudson United Bank, a wholly owned Subsidiary of HUBCO. Under the terms of the Agreement, Urban shareholders will receive 2.170 shares of HUBCO common stock in exchange for each of Urban's shares subject to adjustment in certain circumstances. The transaction will be accounted for under a pooling of interests. The merger is subject to approval by Federal and State bank regulatory authorities and the shareholders of Urban. Urban National Bank, headquartered in Franklin Lakes, New Jersey, has assets of $241.2 million and nine branch offices serving western Bergen County and northern Passaic County. HUBCO, Inc., with assets of $1.4 billion, is the eighth largest commercial banking company headquartered in New Jersey and the largest bank holding company headquartered in Bergen county.

HUBCO has forty-five branch offices, primarily in Bergen, Hudson, Essex and Passaic counties.




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HUBCO's President and Chief Executive Officer Kenneth T. Neilson commented,
"This acquisition expands HUBCO's presence in the northern New Jersey marketplace. The similarities in sales and customer service cultures will ensure a smooth transition. The investments which HUBCO has made over the past year in technology and new products should be well received by Urban's customers."

Urban National Bank's President and Chief Executive Officer Robert F.
Mangano stated, "The combination of Urban and HUBCO will enhance Urban's ability to serve its consumer base though a more efficient means of product delivery and substantially expand its service offerings to the business community in Bergen and Passaic counties. Both banks place a strong emphasis on providing personal service to their customers which, when combined with HUBCO's greater resources, adds value to the Urban franchise and strengthens its capacity to compete in the markets it serves."

The management of HUBCO, Inc. and Urban National Bank said they expect the merger to close in the third quarter of 1995. The merger agreement provides that if Urban enters into an acquisition transaction with a third party acquiror, the third party acquiror will be responsible to pay HUBCO, Inc. a break-up fee.

The agreement also provides that after the merger Mr. Mangano will become an Executive Vice President of Hudson United Bank. Messrs. W. Peter McBride and Bryant D. Malcolm, directors of Urban, will



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join the Boards of HUBCO and Hudson United Bank. Mr. Joseph Pfeifer, also a director of Urban, will join the Board of Hudson United Bank.


Last week shareholders of Jefferson National Bank overwhelming approved the merger agreement between HUBCO and Jefferson, which is the tenth acquisition by HUBCO in the past four and one-half years.